Exhibit 99.1

PANDORA ANNOUNCES APPOINTMENT OF ROGER LYNCH AS CHIEF EXECUTIVE OFFICER

Lynch Brings Deep Media Industry and Leadership Experience
Michael Lynton, Chairman of Snap Inc., Also Joins Board

OAKLAND, Calif., August 14, 2017 - Pandora (NYSE: P) today announced that Roger Lynch will join the company as CEO and president, and a member of its board of directors, effective September 18, 2017. Naveen Chopra, who has served as Pandora’s interim CEO since June 2017, will continue in his role as chief financial officer. In addition, Pandora announced it has also appointed Michael Lynton to its board of directors.

Pandora’s current chairman, Roger Faxon, on behalf of the Pandora board, stated “After a thorough and thoughtful search process, we are thrilled to have Roger join us as CEO and a member of our board. Roger brings a stellar leadership reputation, a wealth of consumer experience, and a lifelong passion for music to Pandora - all of which are critical ingredients in the continued evolution of our company. We are absolutely confident that Roger is the right leader for Pandora who can create value for shareholders by marrying Pandora’s numerous assets with the opportunities ahead. As I have said before, with “digital radio” at the core of our business, and both “Plus” and “Premium” as new, integral parts of our arsenal, Pandora is now in an ideal position to leverage changing consumer behaviors to further expand and monetize our listening audience. We are very excited to welcome Roger as our CEO as we embark on our next chapter with renewed focus, a strong balance sheet, a strategic partnership with SiriusXM, and an incredible team of loyal and creative employees.”

Lynch has extensive experience leading, innovating and scaling consumer media and technology businesses globally, including having guided a number of companies through critical transformation periods. Through his media industry and subscription experience, Roger has frequently worked with large content providers to effect business models that embrace technological changes in distribution. As the founding CEO of Sling TV, Lynch led the creation, launch and growth of Sling TV to become the #1 Live OTT service in the U.S. Prior to Sling TV, Lynch served as executive vice president, Advanced Technologies, for DISH Network and EchoStar Corporations. Lynch also served as chairman and CEO of Video Networks International Ltd., a UK based IPTV provider. Prior to VNIL, Lynch was president and CEO of Chello Broadband in Amsterdam, Netherlands where he pioneered the widespread rollout of consumer broadband services across Europe, eventually creating what was, at the time, the largest broadband provider in Europe. Prior to that, Lynch was a technology investment banker with Morgan Stanley in New York, Silicon Valley, and London. Lynch began his career as a member of the physics technical staff at Hughes Aircraft Company.

“I cannot imagine a more important and exciting time to join Pandora,” said Lynch. “With a massive, diverse and highly engaged audience, a market-leading digital advertising business, a best-in-class product portfolio and an extremely passionate and talented group of people, Pandora is well-positioned to capture an even greater market opportunity. As a lifelong musician and exuberant music fan, this is the perfect opportunity to combine my industry experience with my love for music. I look forward to working with this great team, having a lot of fun, and leading Pandora through its next exciting phase.”

Lynch holds a Master of Business Administration with Highest Distinction from the Tuck School of Business at Dartmouth College and a Bachelor of Science in Physics from the University of Southern California.

Michael Lynton, chairman of Snap Inc. joins board

“We are also truly excited to welcome Michael Lynton to the Pandora Board,” said Tim Leiweke, who led the search committee on behalf of Pandora’s board of directors. “Michael is a seasoned executive with strong business acumen and a long track record of leading public companies. He brings critical skills to our Board and will lend valuable counsel as we focus on driving meaningful, long-term value for our shareholders and capturing an increasing share of the music listening audience.”

Michael Lynton is currently the chairman of Snap Inc., a position he has held since 2016 after joining Snap Inc.’s board in 2013. Prior to Snap Inc., Lynton served as CEO of Sony Entertainment from 2012 until February 2017, and as chairman and CEO of Sony Pictures Entertainment for over 13 years. Prior to his work at Sony, he served as CEO of AOL Europe and president of both AOL International and Time Warner International, and as CEO of Penguin Publishing. In addition to his professional responsibilities, Lynton has served on the board of Ares Management, JAMDAT Mobile, Inc., Samsonite International S.A. and Marvel Entertainment. Lynton holds a B.A. in history and literature from Harvard College, and an MBA from Harvard Business School.

“I have always admired Pandora for its innovative business and iconic brand, and I’m thrilled to be joining the board,” said Lynton. “Pandora has numerous assets that can be leveraged for the benefit of both listeners and shareholders. I look forward to being part of its future.”

About Pandora
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.

www.pandora.com | @pandoramusic | www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com
Contacts

Pandora

Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com

or

Stephanie Barnes, 415-722-0883
Corporate Communications
sbarnes@pandora.com